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                                                                    Exhibit 10.4


                             SHAREHOLDER AGREEMENT
                             ---------------------

          SHAREHOLDER AGREEMENT (this "Agreement"), dated as of July 26, 1999 by and between HealthCare Ventures III, L.P. ("Shareholder"), and Roberts Pharmaceutical Corporation, a New Jersey corporation ("Roberts").

          WHEREAS, concurrently herewith, Ruby Acquisition Sub Inc., Roberts and Shire Pharmaceuticals Group plc, a public limited company organized under the laws of England and Wales ("Shire"), are entering into an Agreement and Plan of Merger of even date herewith (such Agreement in the form attached hereto as Exhibit A as it may be subsequently amended or modified (other than a reduction in the Merger Consideration (as defined therein)) being the "Merger Agreement"), pursuant to which a newly formed, wholly owned subsidiary of Sapphire will merge with and into Roberts (the "Merger"); and

          WHEREAS, Shareholder owns, as of the date hereof, 5,508,032 ordinary shares, nominal value five pence per share (the "Ordinary Shares"), of Shire (the "Existing Shares", together with any Ordinary Shares acquired after the date hereof and prior to the termination hereof, hereinafter collectively referred to as the "Shares"); and

          WHEREAS, Roberts has entered into the Merger Agreement in reliance on Shareholder's representations, warranties, covenants and agreements set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, and intending to be legally bound hereby, it is agreed as follows:

1.  Voting Agreement.  Shareholder agrees to vote (or cause to be voted) and
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otherwise act (including pursuant to written consent) with respect to all of the
Shares, for the approval and the adoption of the Merger Agreement, all agreements related to the Merger and any actions required to be approved by shareholders related thereto, and against any proposal or transaction which could prevent or delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement, at any meeting or meetings of the shareholders of Shire, and at any adjournment, postponement or continuation
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thereof, at which the Merger Agreement and other related agreements (or any amended version or versions thereof), or such other actions are submitted for the consideration and vote of the Shareholders of Shire. The foregoing shall remain in effect with respect to the Shares, until the termination of this Agreement. Shareholder agrees to cause the Shares to be represented, in person or by proxy, at any meeting or meetings of the shareholders to which this
Section 1 applies, and to vote the Shares in accordance with the terms hereof.

2.  Representations and Warranties of Shareholder.  Shareholder represents and
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warrants to Roberts as follows:

          2.1  Ownership of Shares.  On the date hereof the Existing Shares are
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all of the Ordinary Shares currently beneficially owned by Shareholder.  On the
Closing Date, the Shares will constitute all of the Ordinary shares of owned beneficially by Shareholder. Shareholder has no rights to acquire any additional Ordinary Shares.

          2.2  Authority; Binding Agreement.  Shareholder has the full legal
               ----------------------------
right, power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by Shareholder will not violate any other agreement to which Shareholder is a party including, without limitation, any voting agreement, shareholders agreement or voting trust. This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding agreement of Shareholder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect affecting creditors' rights and remedies generally or general principles of equity. Neither the execution and delivery of this Agreement nor the consummation by Shareholder of the transactions contemplated hereby will (i) violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Shareholder or the Shares, (ii) constitute a violation of, conflict with or constitute a default under, any material contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Shareholder is a party or by which Shareholder is bound.
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          2.3  Reliance on Agreement.  Shareholder understands and acknowledges
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that Roberts is entering into the Merger Agreement in reliance upon
Shareholder's execution and delivery of this Agreement.

3.  Certain Covenants of Shareholder.  Except in accordance with the provisions
    --------------------------------
of this Agreement, Shareholder agrees with, and covenants to, Roberts as follows:

          3.1  Actions Inconsistent with this Agreement.  Shareholder shall not
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(i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, assignment, encumbrance or other disposition) or consent to any transfer of, any or all of the Shares or any interest therein, except pursuant to the Merger, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorizations in or with respect to such Shares or (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares.

          3.2  Solicitation.  Until consummation of the Merger, Shareholder
               ------------
shall not, and shall direct their investment bankers, attorneys or other advisers or representatives not to, directly or indirectly, (i) solicit or initiate (including by way of furnishing or disclosing non-public information) any inquires or the making of any proposal with respect to a Shire Acquisition Transaction (as defined in the Merger Agreement) or (ii) negotiate, explore or otherwise engage in discussions with any person (other than Roberts and its representatives) with respect to any Shire Acquisition Transaction, or which may reasonably be expected to lead to a proposal for a Shire Acquisition Transaction or enter into any agreement, arrangement or understanding with respect to any such Shire Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided, however, that Shareholder may, in response to an
                   --------  -------
unsolicited written proposal from a third party regarding a Shire Superior Proposal (as defined in the Merger Agreement), furnish information to, negotiate or otherwise engage in discussions with such third party, if the Board of Directors of Shire determines in good faith, after consultation with its financial advisors and based upon advice of outside
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counsel that such action is required for the Board of Directors to comply with its fiduciary duties under applicable law.

4.  Termination.  This Agreement shall terminate on the earlier of (i) the
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termination of the Merger Agreement in accordance with its terms, (ii) if the
Merger Agreement is amended to increase the Merger Consideration (as defined in the Merger Agreement) per share, (iii) the Effective Time or (iv) December 31, 1999.

5.  Miscellaneous.
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          5.1  Survival of Representations and Warranties.  All representations,
               ------------------------------------------
warranties, covenants and agreements made by Shareholder in this Agreement shall survive the date hereof and any investigation at any time made by or on behalf of any party.

          5.2  Notices.  All notices, requests, claims, demands and other
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communications under this Agreement shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of
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address shall be effective only upon receipt thereof).  Any such notice shall be effective upon receipt, if personally delivered or telecopied or one day after delivery to a courier for next-day delivery.

               If to Roberts:

               Meridian Center II
               4 Industrial Way West
               Eatontown, NJ 07724

               Telecopy:  (732) 676-1300
               Attention:  General Counsel

               with copies to:

               Lawrence Lederman, Esq.
               Milbank, Tweed Hadley & McCloy LLP
               One Chase Manhattan Plaza
               New York, New York
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               Telephone:  (212) 530-5000
               Telecopy:   (212) 530-5219

               If to Shareholder:

               HealthCare Ventures III, L.P.
               Twin Towers at Metro Park
               379 Thornall Street
               Edison, NJ 08837

          5.3  Entire Agreement.  This Agreement, together with the documents
               ----------------
expressly referred to herein, constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter contained herein.

          5.4  Amendments.  This Agreement may not be modified, amended, altered
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or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

          5.5  Assignment.  This Agreement shall be binding upon and inure to
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the benefit of the parties hereto and their respective successors, assigns and personal representatives, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

          5.6  Public Announcements.  Each of Shire and Shareholder agrees that
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it will not issue any press release or otherwise make any public statement with respect to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed.

          5.7  Governing Law.  This Agreement, and all matters relating hereto,
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shall be governed by, and construed in accordance with the laws of the State of
New York without giving effect to the principles of conflicts of laws thereof.

          5.8  Injunctive Relief; Jurisdiction.  Shareholder agrees that
               -------------------------------
irreparable damage would occur and that Roberts would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance
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with their specific terms or were otherwise breached. It is accordingly agreed that Roberts shall be entitled to an injunction or injunctions to prevent breaches by Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York, Borough of Manhattan, or in New York state court located in the Borough of Manhattan, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto
(i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of New York, Borough of Manhattan or in New York State Court located in the Borough of Manhattan in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such party to the personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal or state court sitting in the State of New York, located in the Borough of Manhattan.

          5.9  Counterparts.  This Agreement may be executed in any number of
               ------------
counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

          5.10  Descriptive Headings.  The descriptive headings used herein are
                --------------------
inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          5.11  Severability.  Any term or provision of this Agreement which is
                ------------
invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

          5.12  Further Assurances.  Each party hereto shall execute and deliver
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such additional documents as may be necessary
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or desirable to consummate the transactions contemplated by this Agreement.

          5.13  Third-Party Beneficiaries.  Nothing in this Agreement, expressed
                -------------------------
or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.
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                                      -8-

          IN WITNESS WHEREOF, Roberts and Shareholder have caused this Agreement to be executed by their duly authorized officers, as of the date and year first above written.

                              ROBERTS PHARMACEUTICAL CORPORATION

                              By:   \s\ John T. Spitznagel
                                   ------------------------
                              Name:  John T. Spitznagel
                              Title: President and Chief
                                      Executive Officer

                              HEALTHCARE VENTURES III, L.P.

                              By:   \s\ James Cavanaugh
                                   -----------------------
                              Name:  James Cavanaugh
                              Title:  General Partner